Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated March 1, 2016 with respect to the consolidated financial statements of CBS Financial Corporation as of December 31, 2015 and 2014 and for the years then ended included in this Form 8-K of Charter Financial Corporation.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia
April 18, 2016